      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2001
                                                    REGISTRATION NO. 333 - _____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            EVERGREEN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                 COLORADO                                  84-0834147
       (State or other jurisdiction                    (I.R.S. Employer
     of incorporation or organization)                 Identification No.)

                          1401 17TH STREET, SUITE 1200
                             DENVER, COLORADO 80202
                                 (303) 298-8100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK S. SEXTON
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            EVERGREEN RESOURCES, INC.
                          1401 17TH STREET, SUITE 1200
                             DENVER, COLORADO 80202
                                 (303) 298-8100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

         DOUGLAS A. MAYS                                 KEVIN R. COLLINS
 WOMBLE CARLYLE SANDRIDGE & RICE, PLLC               EVERGREEN RESOURCES, INC.
   3300 ONE FIRST UNION CENTER                     1401 17TH STREET, SUITE 1200
   CHARLOTTE, NORTH CAROLINA 28202                    DENVER, COLORADO 80202
           (704) 331-4977                                 (303) 298-8100

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  AMOUNT              OFFERING               AGGREGATE                AMOUNT OF
SECURITIES TO BE REGISTERED        TO BE REGISTERED     PRICE PER UNIT (2)     OFFERING PRICE (2)       REGISTRATION FEE
Common Stock, no par value(1)...... 548,748 shares           $34.305              $18,824,800               $4,706.20

(1) Each share of the Registrant's common stock includes one stock purchase right.

(2) Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the Registrant's Common Stock as reported on the New York Stock Exchange on March 6, 2001 in accordance with Rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                                 548,748 Shares

                                     [LOGO]

                                  Common Stock


     This prospectus is part of a registration statement that covers 548,748 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders. We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $18,000.

     Our common stock is traded on the New York Stock Exchange under the symbol "EVG." On March 8, 2001, the last reported sale price for our common stock on the NYSE was $42.00 per share.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                         Prospectus dated March 9, 2001

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     The terms "Evergreen," "we," "our" and "us" refer to Evergreen Resources, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. We have included technical terms important to an understanding of our business under "Glossary of Certain Oil and Gas Terms" on page 13.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

-    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

-    Our Current Report on Form 8-K/A as filed with the SEC on October 16,
     2000;

-    Our Current Report on Form 8-K as filed with the SEC on March 8, 2001; and

- The description of our common stock and related share purchase rights contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on August 22, 2000 as amended on Form 8-A/A filed with the SEC on March 8, 2001.

     You may request a copy of these filings, at no cost to you, by writing or telephoning Kevin R. Collins, 1401 17th Street, Suite 1200, Denver, Colorado 80202 (telephone 303- 298-8100).

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

     -    a decline in natural gas production or natural gas prices,

     -    incorrect estimates of required capital expenditures,

     - increases in the cost of drilling, completion and gas collection or other costs of production and operations,

     -    an inability to meet growth projections, and

     -    other risk factors set forth under "Risk Factors" in this prospectus.

In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Evergreen, our business or our management, are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward- looking statements.

                                    EVERGREEN

     Evergreen Resources, Inc. is an independent energy company engaged in the development, production, operation, exploration and acquisition of natural gas properties. We are one of the leading developers of coal bed methane reserves in the United States. Our current operations are principally focused on developing and expanding our coal bed methane project located in the Raton Basin in southern Colorado. We have also begun a coal bed methane project in the United Kingdom and own additional interests in other domestic and international areas.

     We are one of the largest holders of oil and gas leases in the Raton Basin. Including our most recent acquisition, we now hold interests in approximately 258,000 gross acres of coal bed methane properties in the basin. At December 31, 2000, we had estimated net proved reserves of 875 Bcf, 62% of which were proved developed, with an estimated present value of future net revenues, discounted at 10% (or PV-10), of approximately $2.9 billion. Our net daily gas sales at December 31, 2000 were approximately 76 MMcf from a total of 491 net producing wells. Total production from our wells accounts for approximately 90% of the gas currently sold from the Raton Basin. Our Raton Basin drilling program has enabled us to build an extensive inventory of additional drilling locations. We have identified over 750 additional drilling locations on our Raton Basin acreage, of which 263 were included in our estimated proved reserve base at December 31, 2000. We operate and have a 100% working interest in substantially all of our Raton Basin acreage and wells

     We were incorporated in Colorado on January 14, 1981. Our principal executive offices are at 1401 17th Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 298-8100.

                                  THE OFFERING

Common stock offered......... 548,748 shares

Offering price............... All or part of the shares offered hereby may be sold from time to time in amounts and on terms to
                              be determined by the selling shareholders at the
                              time of the sale.

Risk factors................. See "Risk Factors" for a discussion of factors you should carefully consider before deciding to
                              invest in shares of our common stock.

NYSE symbol.................. EVG


                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING SHARES OF OUR COMMON STOCK. IN ADDITION, PLEASE READ "FORWARD-LOOKING STATEMENTS" ON PAGE 2 OF THIS PROSPECTUS, WHERE WE DESCRIBE ADDITIONAL UNCERTAINTIES ASSOCIATED WITH OUR BUSINESS AND THE FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

OIL AND GAS PRICES ARE VOLATILE, AND AN EXTENDED DECLINE IN PRICES WOULD HURT OUR PROFITABILITY AND FINANCIAL CONDITION.

     Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations. It could reduce our cash flow and borrowing capacity, as well as the value and the amount of our gas reserves. All of our proved reserves are natural gas. Therefore, we are more directly impacted by volatility in the price of natural gas. Various factors beyond our control will affect prices of oil and gas, including:

     -    worldwide and domestic supplies of oil and gas,

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

     - political instability or armed conflict in oil or gas producing regions,

     -    the price and level of foreign imports,

     -    worldwide economic conditions,

     -    marketability of production,

     -    the level of consumer demand,

     -    the price, availability and acceptance of alternative fuels,

     -    the availability of pipeline capacity,

     -    weather conditions, and

     -    actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas.

     We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

OUR OPERATIONS REQUIRE LARGE AMOUNTS OF CAPITAL.

     Our current development plans will require us to make large capital expenditures for the exploration and development of our natural gas properties. Also, we must secure substantial capital to explore and develop our international projects. Historically, we have funded our capital expenditures through a combination of funds generated internally from sales of production or properties, the issuance of equity, long-term debt financing and short- term financing arrangements. We currently do not have any sources of additional financing other than our credit facility. We currently have approximately $63 million available for borrowing under this $200 million facility. Future cash flows and the availability of financing will be subject to a number of variables, such as:

     -    the success of our coal bed methane project in the Raton Basin,

     -    our success in locating and producing new reserves,

     -    the level of production from existing wells, and

     -    prices of oil and natural gas.

     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing shareholders. Debt financing could lead to:

     - a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

     - our being more vulnerable to competitive pressures and economic downturns, and

     -    restrictions on our operations.

If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain production levels could be greatly limited.

INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONCERNING OUR RESERVES AND FUTURE NET REVENUE ESTIMATES IS UNCERTAIN.

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. The reserve data incorporated by reference in this prospectus are only estimates. Although we believe they are reasonable, actual production, revenues and reserve expenditures will likely vary from estimates, and these variances may be material.

     Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

     In addition, you should not construe PV-10 as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. For example, our reserve reports incorporated by reference in this prospectus were estimated using a calculated weighted average sales price of $9.18 per Mcf, which was based on gas prices of $9.28 per Mcf, the market price for our gas on December 31, 2000. During 2000, our net realized gas prices have been as high as $11.30 per Mcf and as low as $2.03 per Mcf. Many factors will affect actual future net cash flows, including:

     -    the amount and timing of actual production,

     -    supply and demand for natural gas,

     - curtailments or increases in consumption by natural gas purchasers, and

     -    changes in governmental regulations or taxation.

     The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

WE DEPEND HEAVILY ON EXPANSION AND DEVELOPMENT OF THE RATON BASIN.

     All of our proved reserves are in the Raton Basin, and our future growth plans rely heavily on increasing production and reserves in the Raton Basin. Our proved reserves will decline as reserves are depleted, except to the extent we conduct successful exploration or development activities or acquire other properties containing proved reserves.

     At December 31, 2000, we had estimated net proved undeveloped reserves of approximately 330 Bcf, which constituted approximately 38% of our total estimated net proved reserves. Our development plan includes increasing our reserve base through continued drilling and development of our existing properties in the Raton Basin. We cannot be sure, though, that our planned projects in the Raton Basin will lead to significant additional reserves or that we will be able to continue drilling productive wells at anticipated finding and development costs.

OUR PRODUCING PROPERTY ACQUISITIONS CARRY SIGNIFICANT RISKS.

     Our recent growth is due in part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities. These assessments are inexact and their accuracy is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when a well is inspected, structural and environmental problems are not necessarily discovered. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources substantially greater than those available to us. Therefore, we cannot assure you that we will be able to acquire oil and gas properties that contain economically recoverable reserves or that we will acquire such properties at acceptable prices.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

     Major oil companies, independent producers, institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

THE OIL AND GAS EXPLORATION BUSINESS INVOLVES A HIGH DEGREE OF BUSINESS AND FINANCIAL RISK.

     The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

OUR BUSINESS IS SUBJECT TO OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

     The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance -- for instance, losses resulting from pollution and environmental risks, which are not fully insurable -- could have a material adverse effect on our financial condition and results of operations.

EXPLORATORY DRILLING IS AN UNCERTAIN PROCESS WITH MANY RISKS.

     Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

     -    unexpected drilling conditions,

     -    pressure or irregularities in formations,

     -    equipment failures or accidents,

     -    adverse weather conditions,

     -    compliance with governmental requirements, and

     - shortages or delays in the availability of drilling rigs and the delivery of equipment.

     Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas from them or any other potential drilling locations.

HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS.

     To manage our exposure to price risks in the marketing of our natural gas, we enter into natural gas fixed price physical delivery contracts as well as commodity price swap contracts from time to time with respect to a portion of our current or future production. While intended to reduce the effects of volatile natural gas prices, these transactions may limit our potential gains if natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

     -    our production is less than expected,

     - there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement,

     - the counterparties to our futures contracts fail to perform the contracts, or

     -    a sudden, unexpected event materially impacts natural gas prices.

WE MAY FACE UNANTICIPATED WATER DISPOSAL COSTS.

     Based on our previous experience with coal bed methane gas production in the Raton Basin, we believe that the Colorado Oil and Gas Conservation Commission will continue to routinely approve permits for the use of well-site pits and evaporation ponds for the disposal of produced water. Where groundwater produced from the Raton Basin coal seams will not exceed surface discharge permit levels, and in many cases will meet state and federal primary drinking water standards, we can lawfully discharge the water into arroyos and surface waters pursuant to permits obtained from the State of Colorado. These disposal options require an extensive third-party water sampling and laboratory analysis program to ensure compliance with state permit standards. These monitoring costs are directly related to the number of well-site pits, evaporation ponds and discharge points.

     Where water of lesser quality is discovered or our wells produce water in excess of the applicable volumetric permit limits, we may have to drill additional disposal wells to re-inject the produced water back into deep underground rock formations. Produced water is currently injected at four such wells and permits to drill three more of these underground injection control
(UIC) wells have been received. If we cannot obtain future permits from the State of Colorado, water of lesser quality is discovered, our wells produce excess water or new laws or regulations require water to be disposed of in a different manner, the costs to dispose of this produced water may increase, which could have a material adverse effect on our operations in this area.

     We have been the defendant in a lawsuit under the federal Water Pollution Control Act, or Clean Water Act, relating to regulatory requirements for our water disposal from certain of our Raton Basin wells; however, management believes all substantive issues have been satisfactorily resolved. For additional information with respect to this lawsuit, see "Legal Proceedings" in our Annual Report on Form 10-K incorporated by reference into this prospectus.

OUR INDUSTRY IS HEAVILY REGULATED.

     Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

WE MUST COMPLY WITH COMPLEX ENVIRONMENTAL REGULATIONS.

     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. State, federal and local environmental agencies have relatively little experience with the regulation of coal bed methane operations, which are technologically different from conventional oil and gas operations. This inexperience has created uncertainty regarding how these agencies will interpret air, water and waste requirements and other regulations to coal bed methane drilling, fracture stimulation methods, production and water disposal operations. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not materially adversely affect our results of operations and financial condition. As a result, we may face material indemnity claims with respect to properties we own or have owned.

OUR BUSINESS DEPENDS ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

     The marketability of our gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport natural gas.

MARKET CONDITIONS COULD CAUSE US TO INCUR LOSSES ON OUR TRANSPORTATION
CONTRACTS.

     We have gas transportation contracts that require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price of natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS OF DOING BUSINESS ABROAD.

     We hold exploration licenses onshore in the United Kingdom and in northern Chile and an interest in a consortium exploring offshore in the Falkland Islands. International operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, re- negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, limits on allowable levels of production, currency fluctuations, labor disputes and other uncertainties arising out of foreign government sovereignty over our international operations.

WE DEPEND ON KEY PERSONNEL.

     Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. We do not have employment agreements with any of our executive officers.

OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     As of the date of this prospectus, 18,328,193 shares of Evergreen common stock are outstanding. In addition, options and warrants to purchase 1,728,561 shares are outstanding, of which options and warrants to purchase 819,812 shares are exercisable. These options and warrants are exercisable at prices ranging from $6.90 to $27.44 per share. Of the shares outstanding, approximately 17,422,533 shares are freely tradeable without substantial restriction or the requirement of future registration under the Securities Act of 1933. In addition, various shareholders have registration rights with respect to a total of 905,660 shares of common stock. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

WE DO NOT PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock and have no intention to do so in the near future.

OUR ARTICLES OF INCORPORATION AND BYLAWS HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

     Our articles of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change in control. These provisions, among other things, provide for noncumulative voting in the election of the board and impose procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. Also, our articles of incorporation authorize the board to issue up to 24,900,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

     On July 7, 1997, our board of directors adopted a shareholder rights agreement, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of Evergreen not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common shares. We have paid the costs relating to the registration of these shares, which we estimate to be $18,000.

                              SELLING SHAREHOLDERS

     Of the shares being offered by the selling shareholders, 317,757 shares were issued in connection with our acquisition effective September 1, 2000 of interests in approximately 24,000 gross acres of producing coal bed methane properties in the Raton Basin from an affiliate of KLT Gas Inc., which is an indirect wholly owned subsidiary of Kansas City Power & Light Company. An additional 206,955 shares were issued in connection with our purchase of 28,000 net mineral acres in January 2000. All other shares offered by the selling shareholders were acquired in connection with various other property or mineral interest acquisitions.

     The following table sets forth, for each selling shareholder, the amount of Evergreen common stock wholly- owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). None of the selling shareholders has had any position, office or other relationship material to Evergreen with Evergreen or any of its affiliates within the past three years.

                                                                         SHARES TO BE               PERCENTAGE
                                           SHARES         SHARES       BENEFICIALLY OWNED      BENEFICIAL OWNERSHIP
                                        BENEFICIALLY      OFFERED      AFTER COMPLETION OF     AFTER COMPLETION OF
NAME                                      OWNED (1)       HEREBY        THIS OFFERING (1)         THIS OFFERING
Apache Canyon Gas Company, L.L.C          317,757         317,757               0                       0
Victor American FuelCompany               206,955         206,955               0                       0
Richard Rem                                 8,879           8,879               0                       0
Majestic Canyon Ranch, L.L.C                2,970           2,970               0                       0
Meadow Lark Lane, L.L.C                     6,000           6,000               0                       0
LAPP Resources, Inc.                        2,227           2,227               0                       0
Glen R. Moltrer                               990             990               0                       0
Ernest N. Moltrer                             990             990               0                       0
Dean A. Moltrer                               990             990               0                       0
Raymond C. Moltrer                            990             990               0                       0


(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite each shareholder's name.

                              PLAN OF DISTRIBUTION

     Evergreen is registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. Evergreen will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The selling shareholders may sell the shares on the NYSE or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     - enter into transactions involving short sales of the shares by broker-dealers;

     - sell shares short themselves and redeliver such shares to close out their short positions;

     - enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

     - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker- dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their shares under this prospectus, the selling shareholders may:

     - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

     - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     - sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     There are no contractual arrangements between or among any of the selling shareholders and Evergreen with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the selling shareholders.

                                  LEGAL MATTERS

     The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C. We have also been represented in connection with certain matters relating to the preparation of this prospectus by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina.

                                     EXPERTS

     The consolidated financial statements of Evergreen Resources, Inc. and the statements of natural gas revenues and direct operating expenses of the Acquisition Properties incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                      GLOSSARY OF CERTAIN OIL AND GAS TERMS

The following are definitions of terms commonly used in the oil and natural gas industry and this document.

Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 (degrees) Fahrenheit. As used in this document, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, and "MMBtu" means million British thermal units.

AVERAGE FINDING COST. The amount of total capital expenditures, including acquisition costs, and exploration and abandonment costs, for oil and natural gas activities divided by the amount of proved reserves added in the specified period.

CAPITAL EXPENDITURES. Costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; other miscellaneous capital expenditures; compression equipment and pipeline costs.

DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

DEVELOPMENT WELL. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

EXPLORATORY WELL. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

GOB GAS. Gob gas is methane that has collected in abandoned underground coal mines.

GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which the Company has a working interest.

LOE. Lease operating expenses, which includes, among other things, extraction costs and property taxes.

MINE GAS INTERACTION WELL. A well drilled into the fractured area surrounding an abandoned coal mine.

NET ACRES OR NET WELLS. A net acre or well is deemed to exist when the sum of the Company's fractional ownership working interests in gross acres or wells, as the case may be, equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells, as the case may be, expressed as whole numbers and fractions thereof.

OPERATOR. The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

PRESENT VALUE OF FUTURE NET REVENUES OR PV-10. The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

RECOMPLETION. The completion of an existing well for production from a formation that exists behind the casing of the well.

RESERVES. Natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether or not such acreage contains proved reserves.

WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                        Amount to Be Paid by
                                            Registrant
                                            ----------
SEC registration fee ...............         $ 4,706
Legal fees and expenses ............           8,000
Accounting fees and expenses .......           2,000
Miscellaneous ......................           3,294
                                             -------
Total ..............................         $18,000
                                             =======

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Registrant's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Registrant's articles of incorporation further provide that directors and officers of the Registrant will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Registrant unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

     Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. The Registrant's articles of incorporation do not contain any such limitation.

     Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The

Registrant's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

     Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Registrant's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Registrant to the same extent as its directors.

     The Registrant's articles of incorporation and bylaws permit the Registrant to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

     The Registrant's articles of incorporation also provide that the Registrant may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Registrant against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S- K:

Exhibit Number      Description of Exhibit
--------------      ----------------------
     4              Shareholders Rights Agreement, incorporated by reference to
                    Exhibit 2 of the Company's Current Report on Form 8-K dated
                    July 7, 1997

     5              Opinion of Berenbaum, Weinshienk & Eason, P.C.

    23.1            Consent of Berenbaum, Weinshienk & Eason, P.C. (included in
                    Exhibit 5)

    23.2            Consent of BDO Seidman, LLP

    23.3            Consent of Netherland, Sewell & Associates, Inc.

    24 Power of Attorney (included in the signature page of this registration statement)


ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 9, 2001.

                                       EVERGREEN RESOURCES, INC.

                                       By: /s/ Mark S. Sexton
                                           --------------------------------
                                           Mark S. Sexton
                                           Chairman of the Board, President
                                             and Chief Executive Officer

                                POWER OF ATTORNEY

     Each of the undersigned hereby nominates, constitutes and appoints Mark S. Sexton and Kevin R. Collins, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 9, 2001.

/s/ Mark S. Sexton                 Chairman of the Board, President and Chief
-----------------------------      Executive Officer (Principal Executive
Mark S. Sexton                     Officer)


/s/ Kevin R. Collins               Vice President- Finance, Treasurer and Chief
-----------------------------      Financial Officer (Principal Financial and
Kevin R. Collins                   Accounting Officer)


/s/ Alain G. Blanchard             Director
-----------------------------
Alain G. Blanchard


/s/ Dennis R. Carlton              Director
-----------------------------
Dennis R. Carlton


/s/ Larry D. Estridge              Director
-----------------------------
Larry D. Estridge


/s/ John J. Ryan III               Director
-----------------------------
John J. Ryan III


/s/ Scott D. Sheffield             Director
-----------------------------
Scott D. Sheffield


/s/ Arthur L. Smith                Director
-----------------------------
Arthur L. Smith